Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 11, 2008, August 3, 2009 as to the effects of the reclassification of the Geesink business as a discontinued operation as described in Note 1 and Note 22, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), relating to the consolidated financial statements and financial statement schedule of Oshkosh Corporation appearing in the Current Report on Form 8-K of Oshkosh Corporation dated August 5, 2009, and our report dated November 11, 2008 relating to the effectiveness of Oshkosh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

August 3, 2009